Exhibit 23.2

MORSE, ZELNICK, ROSE & LANDER, LLP
405 PARK AVENUE
NEW YORK, NEW YORK 10022

September 12, 2006

               Reference is hereby made to the Registration Statement filed on Form S-1 under the Securities Act of 1933, as amended, by Universal Power Group, Inc., with the U.S. Securities and Exchange Commission on the date hereof. We hereby consent to the reference to our firm in the prospectus included in the Registration Statement under the heading “Legal Matters.” However, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

/S/ MORSE, ZELNICK, ROSE & LANDER, LLP MORSE, ZELNICK, ROSE & LANDER, LLP